 Exhibit 10.2

July 15, 2019

Donald E. D’Ambrosio

16 Shively Road

Ladera Ranch, CA 92694

Dear Don:

You will have the following position with Telemynd, Inc. (the "Company"), based upon the following terms:

1.           Position. You will become Chief Financial Officer of the Company, reporting to the Chief Executive Officer and the Board of Directors. You will be expected to devote at least forty (40) hours per week to the performance of your duties (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by Company's general employment policies) and to give your best efforts to such duties. Your position may require that you travel from time to time as the Company may reasonably request and as shall be appropriate and necessary in the performance of your duties.

2.	Effective Date. The effective date of employment shall be July 15, 2019.

3.           AT-WILL EMPLOYMENT. YOU SHOULD BE AWARE THAT YOUR EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED PERIOD AND CONSTITIJTES "AT-WILL" EMPLOYMENT. AS A RESULT, YOU ARE FREE TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON. SIMILARLY, THE COMPANY IS FREE TO TERMINATE YOUR EMPLOYMENT, AT ANY TIME, FOR "CAUSE" OR FOR NO CAUSE. "CAUSE" SHALL MEAN YOUR: (A) INDICTMENT OR CONVICTION OF ANY FELONY OR OF ANY CRIME INVOLVING DISHONESTY OR MORAL TURPITUDE; (B) PARTICIPATION IN ANY FRAUD AGAINST COMPANY; (C) PERSISTENT FAILURE TO SUBSTANTIALLY PERFORM YOUR MATERIAL JOB DUTIES; PROVIDED, HOWEVER, THAT THE CHIEF EXECUTIVE OFFICER OR THE BOARD OF DIRECTORS SHALL PROVIDE YOU WRITTEN NOTICE OF SUCH FAILURE AND YOU SHALL HAVE FIFTEEN (15) DAYS TO CURE; AND (D) INTENTIONAL DAMAGE TO ANY SIGNIFICANT PROPERTY OF THE COMPANY. IN THE EVENT OF TERMINATION OF YOUR EMPLOYMENT, YOU WILL NOT BE ENTITLED TO ANY PAYMENTS, BENEFITS, OR EMPLOYMENT COMPENSATION OTHER THAN AS SET FORTH HEREIN. BEGINNING JULY 15, 2019, IF THE COMPANY TERMINATES YOUR EMPLOYMENT WITHOUT CAUSE OR YOU "INVOLUNTARILY TERMINATE" YOUR EMPLOYMENT WITH THE COMPANY, YOU SHALL RECEIVE, AS SEVERANCE, AND UPON YOUR SIGNING A RELEASE OF CLAIMS SATISFACTORY TO THE COMPANY YOUR SALARY AND BENEFITS FOR A PERIOD EQUAL TO TWO (2) MONTHS, WITH AN ADDITIONAL MONTH OF SALARY FOR EACH COMPLETED YEAR OF SERVICE UP TO A LIMIT OF SIX (6) MONTHS OF SEVERANCE. SUCH SEVERANCE IS PAYABLE IN SEMI-MONTHLY PAYMENTS FOR EQUAL TO THE NUMBER OF MONTHS OF SERVANCE UPON TERMINATION. YOU SHALL BE CONSIDERED TO INVOLUNTARILY TERMINATE YOUR EMPLOYMENT WITH THE COMPANY IF THE COMPANY (A) COMMITS A BREACH OF THIS OFFER LETTER WHICH REMAINS UNCURED FIFTEEN (15) DAYS AFTER YOU PROVIDE WRITTEN NOTICE TO THE COMPANY OF SUCH BREACH, OR (B) CHANGES, WITHOUT YOUR CONSENT OR PURSUANT TO A CORPORATE TRANSACTIO, YOUR TITLE OR RESPONSIBILITIES SO THAT YOU ARE NO LONGER CHIEF FINANCIAL OFFICER OF THE COMPANY. IF YOUR EMPLOYMENT IS TERMINATED BY THE COMPANY WITH CAUSE OR YOU VOLUNTARILY TERMINATE YOUR EMPLOYMENT, YOU SHALL NOT BE ENTI1LED TO SEVERANCE.

4.           Compensation. The Company will pay you a salary of $225,020 per annum, payable in amounts of $ 9,375.84 twice-monthly, less applicable withholdings. Your salary will begin as of the effective date of employment. Your salary and performance shall be reviewed at least annually by the Chief Executive Officer or the Company's board of directors. You may receive increases in annual salary and annual or quarterly bonuses as determined by the Chief Executive Officer and the Compensation Committee of the Board.

5.            Vacation and Benefits. Upon the Effective Date of your employment and then for so long as you are employed by the Company you will accrue 1.67 days of paid time off ("PTO") for each full month you are employed by the Company. Vacation days shall be deducted from your accrued PTO. You shall be entitled to health and dental insurance coverage for you and your dependents, effective immediately upon your commencement of employment, with premiums and other policy limits as is available to other employees of the Company in accordance with Company policies. However, you will be responsible, at your sole cost and expense, for any deductible, co-payment or other expenses not covered by this plan. You may also elect to decline coverage and must do so in writing. Please note that the terms, conditions and costs of our Health Benefit Plan are subject to change. You will also be entitled to standard fringe benefits in accordance with the Company's practices covering employees, as such benefits may be in effect from time to time.

6.            Expenses. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require. Executive will be subject to the same business expense policy applicable to other Company employees generally, if any.

7.           Stock Option. For time to time the Company may issues you stock options and the Board and/or Compensation Committee of the Board.

8.           Employee Confidentiality, Non-compete and Inventions Assignment Agreement As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Employee Confidentiality, Non-compete and Inventions Assignment Agreement.

9.           Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

10.         Conflicting Employment. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will get board approval for any consulting, voluntary, board or other business activities outside of the Company and will disclose any activities that you are currently associated with or participate in. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, under the Plan and the Company's Employee Confidentiality, Non-Compete and Inventions Assignment Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

11.         Entire Agreement. This offer letter, the Employee Confidentiality, Non-Compete and Inventions Assignment Agreement and the agreement(s) representing stock options granted to you, if any, under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

12.         Amendment. This offer letter can only be amended in writing signed by you and an officer of the Company. Any waiver of a right under this offer letter must be in writing.

13.         Governing Law. This offer letter will be governed under the laws of the State of California applicable to such agreements made and to be performed entirely within such State.

[Signatures to follow]

If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below.

Sincerely,

Telemynd, Inc.

By: /s/ Patrick Herguth

Name: Patrick Herguth

Title: Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Donald E. D’Ambrosio

Donald E. D’Ambrosio

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